         As filed with the Securities and Exchange Commission on March 28, 1997
                                            Registration No. 333-

                          SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549
                             ---------------------------

                                       FORM S-8

               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              BANK OF BOSTON CORPORATION
                (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             ------------------------------------------------------------


         MASSACHUSETTS                                04-2471221
(STATE OR OTHER JURISDICTION OF                    (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NO.)


100 FEDERAL STREET, BOSTON, MASSACHUSETTS                02110
(Address of Principal Executive Offices)               (Zip Code)


               BANK OF BOSTON CORPORATION DIRECTOR STOCK OPTION PLAN

                   BANK OF BOSTON CORPORATION DIRECTOR RETIREMENT
                            BENEFITS EXCHANGE PROGRAM
                            (FULL TITLES OF THE PLANS)


                     -------------------------------------------



  GARY A. SPIESS, ESQ.                          JANICE B. LIVA, ESQ.
GENERAL COUNSEL AND CLERK         ASSISTANT GENERAL COUNSEL AND ASSISTANT CLERK
BANK OF BOSTON CORPORATION                  BANK OF BOSTON CORPORATION
   100 FEDERAL STREET                           100 FEDERAL STREET
BOSTON, MASSACHUSETTS 02110                 BOSTON, MASSACHUSETTS 02110
      617-434-2870                                  617-434-8630

   (NAMES, ADDRESSES AND TELEPHONE NUMBERS, INCLUDING AREA CODES, OF AGENTS FOR SERVICE)

                     -------------------------------------------


                                CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
                                              PROPOSED             PROPOSED
                             AMOUNT            MAXIMUM              MAXIMUM             AMOUNT OF
  TITLE OF SECURITIES        TO BE         OFFERING PRICE PER      AGGREGATE         REGISTRATION FEE
   TO BE REGISTERED        REGISTERED           UNIT (1)        OFFERING PRICE (1)         (1)
-----------------------------------------------------------------------------------------------------
Common Stock, par value   120,000 shares        $71.875           $8,625,000.00         $2,613.64
$1.50 per share (2)
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Common Stock on March 26, 1997, as reported on the consolidated reporting system.

(2) Includes Preferred Stock Purchase Rights.Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Common Stock.

                                       PART II
                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

    Bank of Boston Corporation (the "Corporation") hereby incorporates by reference into this registration statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission"):

    a. The Corporation's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

    b. All other reports filed by the Corporation pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above;

    c. The description of the Corporation's common stock (the "Common Stock") contained in the Corporation's registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

    d. The description of the Corporation's Preferred Stock Purchase Rights contained in the Corporation's registration statement on Form 8-A dated July 2, 1990, including any amendment or report filed for the purpose of updating such description.

    All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

    The validity of the shares of Common Stock offered herein has been passed upon for the Corporation by Gary A. Spiess, General Counsel of the Corporation, 100 Federal Street, Boston, Massachusetts 02110. Mr. Spiess is also an officer of certain other subsidiaries of the Corporation. As of March 1, 1997, Mr. Spiess had a direct or indirect interest in 28,077 shares of Common Stock and had options to purchase an additional 68,083 shares, of which options to purchase 51,287 shares will be exercisable within 60 days after March 1, 1997.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 67 of Chapter 156B of the Massachusetts General Laws authorizes a corporation to indemnify any director, officer, employee or other agent of the corporation to whatever extent specified in or authorized by (a) the articles of organization, (b) a by-law adopted by the stockholders or (c) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

    The Corporation's By-Laws provide indemnity to the Corporation's directors and officers in such capacity or as directors or officers of a wholly-owned subsidiary of the Corporation for liability resulting from judgments, fines, expenses or settlement amounts incurred in connection with any action, including an action by or in the right of the Corporation, brought against such person in such capacity. Under Massachusetts law and the By-Laws, no indemnification may be provided for any person with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Corporation or of such subsidiary. The By-Laws also provide that, with respect to any matter disposed of by a compromise payment by such director or officer pursuant to a consent decree or otherwise, no indemnification shall be provided unless such indemnification shall be ordered by a court or such compromise shall be approved as being in the best interest of the Corporation, after notice that it involves such indemnification: (a) by a disinterested majority of the directors then in office, (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent counsel to the effect that such person appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Corporation or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, exclusive of any stock owned by any interested director or officer. Under Massachusetts law, a court may uphold indemnification in connection with a suit in which there is a recovery by or in the right of the corporation.

    The By-Laws also provide for indemnification for all other directors and officers of the Corporation's wholly-owned subsidiaries to the extent authorized by the Board of Directors in each individual case, based on the same statutory standard set forth in the preceding paragraph. Where such a person is wholly successful in defending the claim, he or she shall be entitled to indemnification. Directors and officers of other subsidiaries and employees and agents of the Corporation and any subsidiaries may be indemnified as determined by the Board from time to time.

    In addition, as permitted by Section 67 of Chapter 156B of the Massachusetts General Laws, the Corporation maintains liability insurance covering directors and officers of the Corporation and its subsidiaries.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

    Not applicable.

ITEM 8.  EXHIBITS.

    5 Opinion of Gary A. Spiess, Esq., as to the validity of the shares of Common Stock offered herein.

    23(a)  Consent of Gary A. Spiess, Esq. (included in Exhibit 5).

    23(b)  Consent of Coopers & Lybrand L.L.P.

    24     Power of Attorney of certain officers and directors.

ITEM 9.  UNDERTAKINGS.

    The Corporation hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of the Savings Plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the provisions described in Item 6, or otherwise, the Corporation has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 28th day of March, 1997.

                                       BANK OF BOSTON CORPORATION



                                       By   /s/ GARY A. SPIESS
                                         ---------------------------
                                              (GARY A. SPIESS)
                                        (GENERAL COUNSEL AND CLERK)


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                               TITLE                    DATE
---------                               -----                    ----

                                     CHIEF EXECUTIVE
                                     OFFICER AND AND
/s/ CHARLES K. GIFFORD*              DIRECTOR (CHIEF        MARCH 28, 1997
---------------------------------    EXECUTIVE OFFICER)
   (CHARLES K. GIFFORD)

/s/ WILLIAM M. CROZIER, JR.*         CHAIRMAN OF THE
---------------------------------    BOARD OF DIRECTORS
  (WILLIAM M. CROZIER, JR.)          AND DIRECTORS          MARCH 28, 1997

                                     PRESIDENT AND CHIEF
/s/ HENRIQUE DE CAMPOS MEIRELLES*    OPERATING OFFICER      MARCH 28, 1997
---------------------------------    AND DIRECTOR
  (HENRIQUE DE CAMPOS MEIRELLES)

                                     VICE CHAIRMAN,
/s/ WILLIAM J. SHEA*                 CHIEF FINANCIAL        MARCH 28, 1997
---------------------------------    OFFICER AND
   (WILLIAM J. SHEA)                 TREASURER (CHIEF
                                     FINANCIAL OFFICER)


/s/ ROBERT T. JEFFERSON*             COMPTROLLER (CHIEF     MARCH 28, 1997
---------------------------------    ACCOUNTING OFFICER)
   (ROBERT T. JEFFERSON)

SIGNATURE                               TITLE                   DATE
---------                               -----                   ----

 /s/ WAYNE A. BUDD*
---------------------------------    DIRECTOR               MARCH 28, 1997
  (WAYNE A. BUDD)

/s/ JOHN A. CERVIERI JR.*
---------------------------------    DIRECTOR               MARCH 28, 1997
  (JOHN A. CERVIERI JR.)

/s/ WILLIAM F. CONNELL*
---------------------------------    DIRECTOR               MARCH 28, 1997
   (WILLIAM F. CONNELL)

/s/ GARY L. COUNTRYMAN*
---------------------------------    DIRECTOR               MARCH 28, 1997
   (GARY L. COUNTRYMAN)

/s/ ALICE F. EMERSON*
---------------------------------    DIRECTOR               MARCH 28, 1997
   (ALICE F. EMERSON)

/s/ THOMAS J. MAY*
---------------------------------    DIRECTOR               MARCH 28, 1997
   (THOMAS J. MAY)

/s/ DONALD F. MCHENRY*
---------------------------------    DIRECTOR               MARCH 28, 1997
  (DONALD F. MCHENRY)

/s/ PAUL C. O'BRIEN*
---------------------------------    DIRECTOR               MARCH 28, 1997
  (PAUL C. O'BRIEN)

/s/ THOMAS R. PIPER*
---------------------------------    DIRECTOR               MARCH 28, 1997
  (THOMAS R. PIPER)

/s/ JOHN W. ROWE*
---------------------------------    DIRECTOR               MARCH 28, 1997
   (JOHN W. ROWE)

/s/ RICHARD A. SMITH*
---------------------------------    DIRECTOR               MARCH 28, 1997
  (RICHARD A. SMITH)

/s/ GLENN P. STREHLE*
---------------------------------    DIRECTOR               MARCH 28, 1997
  (GLEN P. STREHLE)

/s/ WILLIAM C. VAN FAASEN*
---------------------------------    DIRECTOR               MARCH 28, 1997
  (WILLIAM C. VAN FAASEN)


---------------------------------    DIRECTOR               MARCH   , 1997
  (THOMAS B. WHEELER)

/s/ ALFRED M. ZEIEN*
---------------------------------    DIRECTOR               MARCH 28, 1997
  (ALFRED M. ZEIEN)

*By: /s/ GARY A. SPIESS
---------------------------------
(GARY A. SPIESS, ATTORNEY-IN-FACT)